UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ROVI CORPORATION
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
DAVID LOCKWOOD
RAGHAVENDRA RAU

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC, together with the other the participants named herein (collectively, “Engaged Capital”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying WHITE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of three highly-qualified director nominees to the Board of Directors of Rovi Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 23, 2015, Engaged Capital issued the following press release:

DO NOT LET THE ROVI BOARD DISTRACT YOU FROM THE REAL ISSUES WITH EMPTY PROMISES AND “FAIRY TALES”

•	Rovi Board is long-tenured, entrenched, not-aligned with shareholders, and refuses to take responsibility for failed strategies they put in place
•	Engaged Capital is seeking minority representation to bring much needed skills and a fresh, shareholder-focused perspective to the Board
•	Vote the WHITE Proxy Card to significantly improve Rovi’s Board and enhance the value of your investment in Rovi

Newport Beach, CA, April 23, 2015 - Engaged Capital, LLC (together with its affiliates, “Engaged Capital” or “we”), an investment firm specializing in small and mid-cap North American equities and beneficial owner of 550,000 shares of the common stock of Rovi Corporation (“Rovi” or the “Company”) (Nasdaq: ROVI), today sent a letter to shareholders in connection with its campaign to elect three highly-qualified directors at the May 13, 2015 Annual Meeting of Rovi.

Shareholders are encouraged to view Engaged Capital’s latest presentation to fellow Rovi shareholders that presents additional perspectives on the Rovi board’s strategic and governance failures here: https://www.sec.gov/Archives/edgar/data/1424454/000092189515001006/ex1todfan14a09455012_042215.pdf

Rovi shareholders are invited to visit http://www.engagedcapital.com/vcr/home.html to review Engaged Capital’s case for change at Rovi, and to review its full presentation, letters, and proxy material prepared for fellow Rovi shareholders.

The full text of the letter follows:

April 23, 2015

Dear fellow Rovi shareholders,

As you know, Engaged Capital, LLC (together with its affiliates, “Engaged Capital” or “we”) is a long-term shareholder of Rovi Corporation (“Rovi” or the “Company”).  We are seeking to improve Rovi’s Board of Directors (the “Board”) by replacing three long-term incumbents, Chairman Andrew Ludwick, James Meyer, and James O’Shaughnessy, with three director candidates – David Lockwood, Raghavendra Rau, and Glenn Welling – who we believe are superior and better qualified nominees and have a greater commitment to enhancing value for all Rovi shareholders.

Recently, in a seemingly desperate attempt to defend their record and Messrs. Ludwick, Meyer, and O’Shaughnessy’s positions, the Board issued a letter to shareholders with a single message – forget about our past failures and just believe the promises we are making to you for the future.

In our view, shareholders should seriously question the Board’s message.  We have laid out our thoughts for the benefit of all our fellow shareholders because we believe shareholders deserve a full and fair picture of the facts before they cast their vote at the upcoming Annual Meeting.

We believe the past is the best indicator of future performance – this campaign is not about the past but about future risk

Is anything more telling about a board’s likelihood to deliver on their promises for the future than their track record of delivering on their promises in the past?  This Board, in particular, has consistently failed shareholders.  Since the 2011 Analyst Day, the Board has been promising double-digit growth beginning one to two years into the future.  Despite never delivering on those previous targets, the Board continues to make similar promises to shareholders today.  Promises have fallen flat year after year, shareholders have seen no real growth to date, and once again all we have are projections and hope.

Past lapses in oversight by the Board and Messrs. Ludwick, Meyer, and O’Shaughnessy as directors of Rovi are not excused or irrelevant simply because there was turnover in the management team or because a “transformation” was started three years ago.  To the contrary, this Annual Meeting is a referendum on the performance of Messrs. Ludwick, Meyer, and O’Shaughnessy as directors of the Company. Their track records for their full tenures on the Board are arguably the most directly relevant information for shareholders to consider when casting their vote on whether Messrs. Ludwick, Meyer, and O’Shaughnessy should continue to make decisions on behalf of shareholders.

Shareholders appear to have already seen through the façade and have lost confidence in Messrs. Ludwick, Meyer, and O’Shaughnessy’s ability to serve as stewards of shareholders’ capital. In the absence of a contest, Messrs. Ludwick, Meyer, and O’Shaughnessy received only 79% and 74% shareholder support in 2013 and 2014, respectively, despite running unopposed.

Management changes do not address the failures of long-tenured and entrenched incumbents who set the failed strategies in the first place

The fact that management has changed in the past three to four years does not absolve long-tenured directors of accountability for their underperformance.  Management may have changed, but the Board is largely still the same.  Messrs. Ludwick, Meyer, and O’Shaughnessy have been on the Board for twelve years on average and must take responsibility for the sustained destruction of shareholder value during their tenures.  Rovi has significantly underperformed peers, over both short and long term periods, under their oversight. The Board is clearly refusing to own up to its track record of value destruction and chooses to blame prior management instead.

The Board has made the absurd claim that there is no sense in criticizing them for events that they supposedly have already addressed.  However, these “events” were caused by the Board’s failure to adequately oversee the Company’s strategy and properly address the issues before they became major problems that required a “transformation.”

We are more convinced than ever that trusting the Board, as currently composed, to turn around the business is simply untenable.  Why should shareholders trust incumbents Ludwick, Meyer, and O’Shaughnessy to successfully transform the business when they are directly responsible for putting the Company in this difficult position in the first place?  Clearly, they have had plenty of time to deliver results for shareholders if they had the ability or commitment to do so.

The Board claims its transformation is gaining momentum after four years – if this is true, why is this not reflected in Rovi’s stock price, why is the Board projecting NO real product growth until 2017, and where is the quantitative evidence of momentum?

This contest is not merely about the incumbent Board’s numerous failures in the past, it is importantly about where the Company is today, or can hope to be in the future.  What does the Company have to show for its nearly three years of so called “transformation” efforts? Shareholders need only look at their account statements.  Rovi has significantly underperformed peers over almost any time period, including over the past six months, one year, 18 months, and two years, all well after the “transformation” was thoroughly underway. After all, price performance is the biggest reality check for gauging the success of this Board’s transformation efforts.  Continued weak stock performance shows investors have little faith in the success of the current transformation plan, or at least not as overseen by the current set of directors. Furthermore, despite the Board’s claims that evidence of the market’s ratification of their transformation strategy can be seen in improving P/E multiples and rising 2016 EPS estimates, we see limited support for this given that Rovi now trades at a P/E multiple of 7.9x 2016E EPS, which is in the bottom 3% of more than 2,700 companies listed on major U.S. exchanges.  This again suggests investors have limited faith in the Board’s transformation efforts.

The Board has consistently touted new product opportunities that they claimed were gaining traction and would drive meaningful near-term growth.  Instead, they have overseen a track record of failure to develop and commercialize new products, many of which were ultimately abandoned or divested after millions of dollars of shareholder capital had been spent.  Key examples include TotalGuide, which was held up as the future growth driver of the product business, yet was abandoned after five years of investment, and Rovi Entertainment Store, which failed to gain meaningful traction and was eventually divested following over $40 million of investment.

Despite the fact the current Board approved these failed strategies, the Board continues to blame prior management for past missteps.  Unfortunately, product development has continued to struggle even after the Board’s “transformation” and has not resulted in material revenue growth to date.  The common element throughout this entire time period is the Board. DivX, TotalGuide, and Rovi Entertainment Store were all invested in by the current management team and all experienced product delays or development issues under the current management team, well after the Board’s “transformation” had begun.  TotalGuide xD has also seen delays under current management, post the Board’s “transformation.”  We find disturbing parallels in the Board’s recent comments regarding some of Rovi’s current growth initiatives. For example, management had explicitly cited connected guide as an area of focus at the 2014 Investor Day, yet obviously made little progress developing its own product and eventually decided to “close down its [internal] connected guide operations and replace the team” with the purchase of Fan TV less than a year later.  Veveo was originally anticipated to contribute double-digit revenue growth and be accretive in fiscal 2015.  However, the Company now anticipates only minimal product revenue growth in 2015 and has reduced the contingent consideration for the Veveo acquisition by ~50%, indicating actual performance has disappointed.  As shareholders, we too hope that product growth is realized, but given the current Board’s poor track record as well as recent challenges, we believe new, independent oversight in the Boardroom is necessary to evaluate the current strategy and mitigate future risk for shareholders.

The bottom line is that if the Board’s current strategy is “clearly working,” then all the “enthusiasm” and “positive feedback” cited in the Board’s recent letter to shareholders should result in near-term revenue for Rovi. Shareholders are forced to wonder: if the Board’s oversight of Rovi’s “transformation” has been so successful, why is the Company not predicting any material product revenue growth until 2017?  Even more importantly, if the Board believes its own promises, why have they sold an aggregate of 1,117,357 shares?  Not one incumbent director has purchased a single Rovi share since September 2012, and the entire Board collectively owns only ~0.2% of the Company’s stock.  Where is the hard evidence that this Board truly believes its own rhetoric of a bright future for Rovi?

It is time for the Board to admit that they need the help we are offering.

The addition of three highly-qualified directors to the Board can only HELP the Board and management deal with the challenges Rovi faces today and can HELP the Company to fully capitalize on opportunities as part of any transformation or otherwise

Whatever marginal success Rovi may have seen from its transformation, these efforts will only be aided by a revitalized Board that is better focused on the specific challenges Rovi faces today.  It is unreasonable to claim that Rovi’s strategy will be derailed by the addition of three proven leaders on the Board who have the credentials, knowledge, and relationships to truly help the Company and its shareholders.

Being a director of a public company is not unlike any other job.  If we at Engaged Capital did not deliver positive returns for our investors for a decade, all our clients would rightly pull their money from us, regardless of whether we changed our analyst team or announced a “transformative” investment strategy.  Why should three of Rovi’s longest tenured directors, who are directly responsible for the value destruction during their tenures, be treated any different?  Incumbents Ludwick, Meyer, and O’Shaughnessy should take responsibility and make room for fresh talent in the boardroom.

Let us not lose sight of the fact that Engaged Capital is not seeking control of the Board.  We are only asking to help the Board and management by adding specialized expertise and fresh ideas in the boardroom. The improvements to Board composition we seek are carefully balanced to deliver the significant need for change, yet preserve Board continuity. Adding our nominees will enhance and improve the chances of value creation for all shareholders, rather than derail current efforts. For example, two of our nominees have directly relevant operating experience and relationships with major cable companies that the current Board does not have.

WHAT TO BELIEVE

Rather than accept shareholder input and representation on the Board, the Company is trying to protect the positions of three unpopular, overpaid, and underperforming directors by trying to confuse shareholders about the facts. Consider the following:

Board claims	Our response
“Don’t let Engaged Capital dismantle a strategy that is clearly working.”
Clearly the market disagrees that the Board’s strategy is working.  Stock performance seems to indicate there is little faith in the success of the transformation, at least as overseen by the current group of directors.

Also, if the strategy is clearly working, then why does the Board project no real product growth until 2017?

And why are the current directors selling shares rather than investing in the Company’s stock if Rovi’s future is so bright?

“Over the past three years, Rovi has generated over $100 million in cost-savings”
If Rovi has in fact taken $102 million of costs out of the business, it is not apparent by evaluating its cost structure or operating results.

Operating expenses at Rovi have actually increased from 2011 as any cost savings have been plowed back into growth initiatives that have yet to bear fruit.

Shareholders have not seen a dime of benefit from these claimed cost savings in the form of improved earnings or cash flows.

Regardless, Rovi’s cost structure remains excessive with three corporate headquarters and over $50 million in corporate SG&A expenses alone, which represents approximately 10% of the Company’s revenue.

“[Rovi is] realizing steady annual improvement in Total Stockholder Return (TSR).”
TSRs have been very poor over ANY reasonable time period.

Rovi has produced NEGATIVE returns for shareholders for the past 1-, 3-, and 5-year periods and since the Macrovision merger with Gemstar in 2008.

“Engaged Capital would use its position on the Board to dismantle Rovi’s current strategy by drastically cutting product investment.”
We have NOT stated any intention of “dismantling” the current strategy and we have NOT advocated drastic cuts to spending.

Further, we are seeking the election of directors that will constitute a minority of the Board and our nominees, if elected, will work with their fellow directors to put Rovi on a path towards value creation.

“Our Board augmentation process began well before Engaged Capital made any demands regarding new directors.  In March 2014, as a result of an intense period of restructuring, realignment and deep strategic review that took place well before Engaged Capital’s campaign, Rovi’s Board decided to augment the Board with key expertise in core strategic areas.”

The Company’s own proxy statement states that “In the third and fourth quarters of 2014, the Board of Directors began discussions about augmenting the Board of Directors with new members and began the process of determining the qualifications and skills desired for such new members …In December 2014, the company engaged an independent search firm to assist the company in its search for new directors.”

Engaged Capital had been in discussions with the Board regarding the Board’s composition since March 2014, well before the Board took any actions to seek augmentation of the Board.

“The Board looked at Engaged Capital’s Board nominees to see if any could fill this requirement. In our opinion, none rose to the level of candidates the Board is currently evaluating.”
In October 2014, in a phone call with Mr. Welling, Rovi’s CEO indicated that he was impressed with Mr. Lockwood and that he intended to recommend that Mr. Lockwood be included in the Company’s nominee evaluation process.  In December 2014, Rovi’s CEO confirmed he knew Mr. Rau and thought very highly of him.

The rest of the Board never interviewed any of Engaged Capital’s nominees and it is unclear on what basis they now claim to have concluded that the nominees did not rise to the level of the candidates they were evaluating.

“Despite the numerous times Rovi tried to include Engaged Capital in its process to add new members to its Board, Engaged Capital refused to participate in a constructive manner.”
Engaged Capital began conversations with the Board regarding the need to add new directors in March 2014, was prepared to nominate directors in October 2014, and did eventually nominate directors in December 2014. Engaged Capital only publicly disclosed its nomination in March 2015, clear evidence of our desire and intent to constructively resolve this situation and avoid a proxy contest.

Engaged Capital sought a constructive solution with the Board over the course of many months.  We introduced a number of potential candidates to the Board.  Through this months-long process the Board offered only once, a few days before filing its definitive proxy statement in April 2015, to add one Engaged Capital nominee to the Board and refused to take the steps to form a new Strategy and Finance Committee (or reform the current one) along the lines Engaged Capital believed necessary to serve the best interests of shareholders.

“Still, in order to avoid a costly proxy fight, Rovi recently made a reasonable, good-faith effort to reach a settlement with Engaged Capital.  On April 8, 2015, Rovi’s Board proposed a resolution that would further augment its Board with two new directors – one of Engaged Capital’s nominees and another director to be mutually agreed upon.  In addition, as part of Rovi’s offer, a director endorsed by Engaged Capital would join the Board’s existing Strategy Committee and the Company would create a Finance Committee that would be comprised of a majority of new directors and chaired by Engaged Capital’s nominee.  One day later, Engaged Capital rejected Rovi’s offer.”

The Board’s offer was actually a counter-offer to OUR proposal of a mutually agreeable resolution on Board composition, except that it came far short of what we considered to be best for shareholders.

The “mutually agreed upon independent” candidate proposed by the Board is the lead director of a public company of which one of Rovi’s current directors is CEO.  It is clear to us that the independent candidate was not really independent.

The proposed Strategy and Finance Committee had to run through the CEO or Chairman rather than be independent as we thought was critical for its proper functioning.

The Board’s 11th hour “deal” would have also barred Engaged Capital from owning more than 1% of the Company’s stock. This is an unprecedented restriction of shareholder rights, as far as we know, and inconsistent with our desire to be long-term aligned shareholders.

“Engaged Capital has continued to seek control of key strategic decisions through more covert means, proposing the creation and control of a new Board committee that would possess unnecessarily broad discretion and power”

“While Engaged Capital claims that it seeks value for all stockholders, we believe it is seeking effective control by committee”

Engaged Capital provided the Board with a draft charter of the proposed Strategy and Finance Committee which clearly indicated that the committee’s findings would be non-binding. The committee would make recommendations to the full Board and only the full Board would have the authority to approve potential changes to Rovi’s strategy.  Furthermore, the committee would be composed of independent directors acting in accordance with their fiduciary duties which bind them to represent the interests of ALL shareholders.

There is no reasonable basis to allege that an independent committee of the Board would give Engaged Capital control.

Since the committee charter we proposed made it clear that Engaged Capital has no intention or ability to use this independent committee of the Board to “take control” of Rovi, why is the Board so resistant to its formation?

Engaged Capital only profits on its investment in Rovi in the same manner as all other shareholders – if Rovi’s stock goes up.

“What is Engaged Capital’s alternative strategy?”
Engaged Capital has presented a very clear plan to shareholders which we believe would greatly enhance shareholder value creation and mitigate risk to investors. We have plainly identified the problem areas and have stated what steps we believe are necessary for correction.  Our nominees are not yet elected and do not have the inside information that current directors possess.  Therefore, we would not recklessly detail positions before analyzing all of the relevant inside information necessary to make fully informed recommendations.  Ours is a measured and open minded approach.  If elected, our nominees will work with the rest of the Board to hone in on specifics based on all the information available to directors and in accordance with their fiduciary duties to all shareholders. That said, many of the steps that must be taken are obvious to any interested observer.

For example, what we all know from publicly available information, is that the Company’s strategy historically has not worked, Rovi’s stock performance indicates shareholders do not anticipate it to work now, and in the meantime the Company intends to invest significant amounts of money hoping for a payoff in two years.  Clearly, supervision at the Board level must be meaningfully improved.

THE QUESTION BEFORE US AT THE ANNUAL MEETING IS SIMPLE – DO WE VOTE TO ELECT THREE INCUMBENTS DIRECTLY RESPONSIBLE FOR THE DIRE STATE OF ROVI OR DO WE VOTE TO ELECT THREE NEW DIRECTORS WITH MORE DIRECTLY RELEVANT EXPERTISE, STRONGER RELATIONSHIPS WITH KEY CUSTOMERS, TIGHTER FISCAL DISCIPLINE, AND MEANINGFUL “SKIN IN THE GAME?”

THE INCUMBENTS WE SEEK TO REPLACE
Chairman Andrew Ludwick
Gaps in Experience: NO Service Provider experience, NO OTT experience, NO IP experience and although he previously served as executive at two networking companies, those primarily sold hardware related products. In any event Mr. Ludwick has been retired for 17 years.

Taking Responsibility: Mr. Ludwick has been on the Rovi Board for 9 years and its Chairman since 2008 and is directly responsible for significant value destruction during his tenure.

Credibility with Shareholders: Last year, only 74% of shareholders were willing to give Mr. Ludwick another year on the Board even though he ran unopposed.

James Meyer
Gaps in Experience: NO Service Provider experience, NO OTT experience, NO IP experience.  Mr. Meyer is the CEO of Sirius XM Radio, where individual consumers comprise the majority of Sirius’ customer base. Mr. Meyer has a consumer facing background, an area which Rovi has expressly stated that it has deemphasized in order to focus primarily on its Service Provider customers.

Taking Responsibility: Mr. Meyer has been on the Rovi Board for 18 years and is directly responsible for significant value destruction during his tenure.

Credibility with Shareholders: Last year, only 74% of shareholders were willing to give Mr. Meyer another year on the Board even though he ran unopposed.

James O’Shaughnessy
Gaps in Experience: NO Service Provider experience, NO OTT experience.  Mr. O’Shaughnessy’s IP experience is as an Intellectual Property (IP) lawyer, in other words primarily in an advisory capacity. It appears as though Mr. O’Shaughnessy has limited operational experience. While patent law and IP is relevant to Rovi, it does not appear as though Mr. O’Shaughnessy has much relevant experience developing software products or selling products into Rovi’s targeted Service Provider customer base, as his primary roles have been as counsel only. The majority of Mr. O’Shaughnessy’s career was spent at Rockwell Automation, which is a leading industrial company with no real exposure to Service Providers.

Taking Responsibility: Mr. O’Shaughnessy has been on the Rovi Board for 11 years and is directly responsible for significant value destruction during his tenure.

Credibility with Shareholders: Last year, only 74% of shareholders were willing to give Mr. O’Shaughnessy another year on the Board even though he ran unopposed.

ENGAGED CAPITAL’S NOMINEES
➢ Experience in the online video and Over-the-Top (OTT) industries

➢ Close relationships with key C-level personnel at large Tier 1 and Tier 2 service providers

➢ Experience operating software companies

➢ Successful track records building next generation software products accepted by the largest service providers

➢ Significant experience with Intellectual Property Management

➢ Track record of growing revenue and driving cost efficiencies

➢ Significant experience developing strategies that increase shareholder value, including with respect to capital allocation strategies

➢ Significant expertise in improving governance structures including developing executive compensation plans that align pay with performance.

David Lockwood
•      CEO and President of EnergySolutions (current)
•      Chairman and CEO of Liberate Technologies
•      CEO and President of Intertrust Technologies
•      Director at Unwired Planet, Steinway Musical Instruments and BigBand Networks
•      Managing Partner of the ValueAct Small Cap Fund

Raghavendra Rau
•      Former CEO and director of SeaChange
•      Director of iProf Learning Solutions
•      Director at Aviat Networks
•      Director at Microtune Inc.
•      Former leadership positions with Motorola including SVP Strategy, Networks and Enterprise, SVP Mobile TV Solutions
•      Director, Center of Telecom Management, USC

Glenn W. Welling
•      Founder and CIO of Engaged Capital (current)
•      Director at Jamba
•      Pending director at Medifast
•      Managing Director at Relational Investors
•      Managing Director at Credit Suisse
•      Partner and Managing Director of HOLT Value Associates (acquired by Credit Suisse)
•      Senior Manager at A.T. Kearney

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE
THE VALUE OF YOUR ROVI INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

 We look forward to your support at the 2015 Annual Meeting.

Thank you for your support,

/s/ Glenn W. Welling

Glenn W. Welling
Engaged Capital, LLC

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: engaged@morrowco.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

SOURCE: Engaged Capital, LLC

Shareholder Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com